UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DISH Network Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2012

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2012 Annual Meeting of Shareholders of DISH Network Corporation.  The Annual Meeting will be held on May 2, 2012, at 1:00 p.m., local time, at DISH Network’s headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

The enclosed Notice of 2012 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review DISH Network’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting personally, it is important that you be represented.  To ensure that your vote will be received and counted, please vote electronically via the Internet, by mail or telephone, by following the instructions included with your proxy card.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in DISH Network.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN
Chairman of the Board of Directors

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DISH NETWORK CORPORATION:

The Annual Meeting of Shareholders of DISH Network Corporation will be held on May 2, 2012, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112, for the following purposes:

1.              To elect nine directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote electronically through the Internet or by telephone, by following the instructions included with your proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 7, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting.  This proxy statement and proxy card were either made available to you over the Internet or mailed to you beginning on or about March 23, 2012.

By Order of the Board of Directors

R. STANTON DODGE
Executive Vice President, General Counsel
and Secretary

March 23, 2012

9601 S. Meridian Blvd. • Englewood, Colorado 80112 • Tel: (303) 723-1000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

DISH NETWORK CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of DISH Network Corporation (“DISH Network,” “we,” “us,” “our” or the “Corporation”).  The Annual Meeting will be held on May 2, 2012, at 1:00 p.m., local time, at our headquarters located at 9601 S. Meridian Blvd., Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about March 23, 2012, to holders of record at the close of business on March 7, 2012 of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).

Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”).  It may be revoked by written notice given to our Secretary at our headquarters at any time before being voted.  You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting.  To vote electronically through the Internet or by telephone, please refer to the instructions included with the proxy card.  To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card.  Votes submitted electronically through the Internet or by telephone or mail must be received by 11:59 p.m., Eastern Time, on May 1, 2012.  Submitting your vote electronically through the Internet or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth on the proxy card.  The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of nine directors and the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  Your presence at the Annual Meeting does not of itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on March 7, 2012, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 12:30 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time.  Each shareholder may be asked to present a valid government issued photo identification confirming his or her identity as a shareholder of record, such as a driver’s license or passport.  Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the record date, March 7, 2012.  All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Only shareholders of record at the close of business on March 7, 2012 are entitled to notice of the Annual Meeting.  Such shareholders may vote shares held by them at the close of business on March 7, 2012 at the Annual Meeting.  At the close of business on March 7, 2012, 208,903,746 Class A Shares and 238,435,208 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Vote Required

In accordance with our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The nine nominees receiving the highest number of votes cast “for” will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.  Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Charles W. Ergen, our Chairman, currently possesses approximately 90.4% of the total voting power.  Please see “Equity Security Ownership” below.  Mr. Ergen has indicated his intention to vote: (1) for the election of each of the nine director nominees and (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  Accordingly, the election of each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.  This householding procedure will reduce our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Please notify Broadridge Financial Solutions at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061 to receive a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address provided above.

Our Mailing Address

Our mailing address is 9601 S. Meridian Blvd., Englewood, Colorado 80112.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a board of nine directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified.  The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director.  This means that the nine nominees who receive the most votes will be elected to the nine open directorships even if they get less than a majority of the votes cast.  Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected.  If at the time of the meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company

Joseph P. Clayton	62	2011	Director, President and Chief Executive Officer
James DeFranco	59	1980	Director and Executive Vice President
Cantey M. Ergen	56	2001	Director and Senior Advisor
Charles W. Ergen	59	1980	Chairman
Steven R. Goodbarn	54	2002	Director
Gary S. Howard	61	2005	Director
David K. Moskowitz	53	1998	Director and Senior Advisor
Tom A. Ortolf	61	2005	Director
Carl E. Vogel	54	2005	Director and Senior Advisor

The following sets forth the business experience of each of the nominees over the last five years:

Joseph P. Clayton.  Mr. Clayton has served on the Board since June 2011, and currently serves as our President and Chief Executive Officer.  Mr. Clayton previously served on the Board of Directors of EchoStar Corporation (“EchoStar”) from October 2008 until June 2011.  Mr. Clayton served as Chairman of Sirius Satellite Radio Inc. (“Sirius”) from November 2004 through July 2008 and served as Chief Executive Officer of Sirius from November 2001 through November 2004.  Prior to joining Sirius, Mr. Clayton served as President of Global Crossing North America, as President and Chief Executive Officer of Frontier Corporation and as Executive Vice President, Marketing and Sales - Americas and Asia, of Thomson S.A.  Mr. Clayton is also currently serving on the Board of Directors of Transcend Services, Inc.  The Board concluded that Mr. Clayton should continue to serve on the Board due to, among other things, his experience in the radio broadcast and telecommunications industries, including his prior service with Sirius and Frontier Corporation.

James DeFranco.  Mr. DeFranco is one of our Executive Vice Presidents and has been one of our vice presidents and a member of the Board since our formation.  During the past five years he has held various executive officer and director positions with DISH Network and our subsidiaries.  Mr. DeFranco co-founded DISH Network with Charles W. Ergen and Cantey Ergen in 1980.  The Board concluded that Mr. DeFranco should continue to serve on the Board due to, among other things, his knowledge of DISH Network since its formation, particularly in sales and marketing.

Cantey M. Ergen.  Mrs. Ergen has served on the Board since May 2001, is currently a Senior Advisor to us and has had a variety of operational responsibilities with us over the past 30 years. Mrs. Ergen has served on the board of directors of The Children’s Hospital of Denver since 2001 and served on the board of trustees of The Children’s Hospital Foundation of Denver from 1999 to 2001. Mrs. Ergen co-founded DISH Network with her husband, Charles W. Ergen, and James DeFranco, in 1980.  The Board concluded that Mrs. Ergen should continue to serve on the Board due to, among other things, her knowledge of DISH Network since its formation and her service to us in a multitude of roles over the years.

Charles W. Ergen.  Mr. Ergen serves as our executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation.  During the past five years, Mr. Ergen has held various executive officer and director positions with DISH Network and our subsidiaries including the position of President and Chief Executive Officer from time to time.  Mr. Ergen co-founded DISH Network with his wife, Cantey Ergen, and James DeFranco, in 1980. Mr. Ergen also serves as executive Chairman and Chairman of the Board of Directors of EchoStar and served as Chief Executive Officer of EchoStar from its formation in October 2007 until November 2009.  Mr. Ergen also served as EchoStar’s President from June 2008 until November 2009.  The Board concluded that Mr. Ergen should continue to serve on the Board due to, among other things, his role as our co-founder and controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation.

Steven R. Goodbarn.  Mr. Goodbarn joined the Board in December 2002 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.”  Since July 2002, Mr. Goodbarn has served as director, President and Chief Executive Officer of Secure64 Software Corporation, a company he co-founded. Mr. Goodbarn was Chief Financial Officer of Janus Capital Corporation (“Janus”) from 1992 until late 2000.  During that time, he was a member of the executive committee and served on the board of directors of many Janus corporate and investment entities.  Mr. Goodbarn is a CPA and spent 12 years at Price Waterhouse prior to joining Janus.  The Board has determined that Mr. Goodbarn meets the independence and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations.  Mr. Goodbarn served as a member of the board of directors of EchoStar from its formation in October 2007 until November 2008.  The Board concluded that Mr. Goodbarn should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 2002 and his expertise in accounting, auditing, finance and risk management that he brings to the Board, in particular in light of his background as a CPA and his prior experience serving as Chief Financial Officer of Janus.

Gary S. Howard.  Mr. Howard joined the Board in November 2005 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee.  Mr. Howard has served on the board of directors of Interval Leisure Group, Inc., since August 2008.  Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation’s board of directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. The Board has determined that Mr. Howard meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Howard should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 2005 and his experience in the media and telecommunications industries, including his prior service with Liberty Media Corporation.

David K. Moskowitz.  Mr. Moskowitz is one of our Senior Advisors and was an Executive Vice President as well as our Secretary and General Counsel until 2007. Mr. Moskowitz joined us in March 1990. He was elected to the Board in 1998. Mr. Moskowitz performs certain business functions for us and our subsidiaries from time to time. Since October 2007, Mr. Moskowitz has served as a member of the board of directors of EchoStar.  Mr. Moskowitz is not standing for reelection to EchoStar’s board of directors at EchoStar’s 2012 annual meeting of shareholders. The Board concluded that Mr. Moskowitz should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 1998 and his business and legal expertise that he brings to the Board, in particular in light of his service as our General Counsel for 17 years.

Tom A. Ortolf.  Mr. Ortolf joined the Board in May 2005 and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years. From 1988 until 1991, Mr. Ortolf served as President and Chief Operating Officer of one of our subsidiaries.  The Board has determined that Mr. Ortolf meets the independence requirements of NASDAQ and SEC rules and regulations. Since October 2007, Mr. Ortolf has also served as a member of the board of directors of EchoStar.  The Board concluded that Mr. Ortolf should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director since 2005 and his investment and financial experience, in part as an executive with CMC, which brings to the Board insights into finance, business and risk management.

Carl E. Vogel.  Mr. Vogel has served on the Board since May 2005 and is currently a Senior Advisor to us. He served as our President from September 2006 until February 2008 and served as our Vice Chairman from June 2005 until March 2009.  From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar.  From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc. (“Charter”), a publicly-traded company providing cable television and broadband services to approximately six million customers. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media Corporation.  Mr. Vogel was one of our executive officers from 1994 until 1997, including serving as our President from 1995 until 1997. Mr. Vogel is also currently serving on the boards of directors of Shaw Communications, Inc., Sirius XM Radio, Inc., Universal Electronics, Inc., NextWave Wireless Inc. and Ascent Media Corporation.  The Board concluded that Mr. Vogel should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director and officer and his experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen, our Chairman, currently possesses approximately 90.4% of the total voting power.  Please see “Equity Security Ownership” below. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1.  Accordingly, approval of Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No.  1 on the enclosed proxy card).

Board of Directors and Committees and Selection Process

Our Board held thirteen meetings in 2011 and also took action by unanimous written consent on two occasions during 2011.  Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director, and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2011.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman.  Mr. Ergen currently beneficially owns approximately 53.2% of our total equity securities and possesses approximately 90.4% of the total voting power.  Mr. Ergen’s beneficial ownership excludes 4,245,151 of Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 2.0% of our total equity securities and possess approximately 1.6% of the total voting power.  Please see “Equity Security Ownership” below.  Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors.  The charters of our Compensation, Audit, and Nominating Committees are available free of charge on our website at http://www.dish.com.  The function and authority of these committees are described below:

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman. The Compensation Committee held ten meetings and took action by unanimous written consent on two occasions during 2011.  The current members of the Compensation Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Goodbarn serving as Chairman of the Compensation Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee held nine meetings and took action by unanimous written consent on one occasion during 2011.  The current members of the Audit Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Ortolf serving as Chairman of the Audit Committee and Mr. Goodbarn serving as our “audit committee financial expert”.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations. The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Goodbarn qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held two meetings during 2011 and did not take action by written consent during 2011.  The current members of the Nominating Committee are Mr. Goodbarn, Mr. Howard and Mr. Ortolf, with Mr. Howard serving as Chairman of the Nominating Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors.  Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria

In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.  However, DISH Network believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.  Communications can be directed to the Corporation’s Secretary or any member of the Nominating Committee in accordance with the process described in “Shareholder Communications” below.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. Joseph P. Clayton serving as President and Chief Executive Officer of DISH Network.  Mr. Clayton is responsible for the day to day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for DISH Network.  We believe this leadership structure is appropriate for the Corporation, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one Committee has responsibility.  The Board or applicable Committee also has authority to engage external advisors as necessary.

Other Information About Our Board of Directors

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings.  All of our directors were in attendance at our 2011 annual meeting.  We expect that all of our directors will attend our 2012 annual meeting.

Equity Security Ownership

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on March 7, 2012 by:  (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officer and three other most highly compensated persons acting as one of our executive officers in 2011 (collectively, the “Named Executive Officers”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	236,324,012	53.2%
Cantey M. Ergen (4)	235,044,012	53.1%
BlackRock, Inc. (5)	14,377,069	6.9%
Dodge & Cox (6)	14,113,250	6.8%
James DeFranco (7)	4,808,886	2.3%
David K. Moskowitz (8)	944,212	*
Bernard L. Han (9)	605,701	*
Carl E. Vogel (10)	491,119	*
Thomas A. Cullen (11)	440,701	*
Joseph P. Clayton (12)	255,000	*
R. Stanton Dodge (13)	238,030	*
Gary S. Howard (14)	110,100	*
Tom A. Ortolf (15)	91,200	*
Robert E. Olson (16)	59,396	*
Steven R. Goodbarn (17)	30,000	*
All Directors and Executive Officers as a Group (17 persons) (18)	245,259,069	60.6%
Class B Common Stock:
Charles W. Ergen	234,190,057	98.2%
Cantey Ergen	234,190,057	98.2%
Trusts (19)	4,245,151	1.8%
All Directors and Executive Officers as a Group (17 persons) (18)	234,190,057	98.2%

*    Less than 1%.

(1)               Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112.  As of the close of business on March 7, 2012, there were 208,903,746 outstanding Class A Shares and 238,435,208 outstanding Class B Shares.

(2)               Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey Ergen. Mr. Ergen’s beneficial ownership includes: (i) 791,502 Class A Shares; (ii) 19,229 Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”); (iii) 1,280,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 235 Class A Shares held by Mr. Ergen’s spouse; (v) 1,669 Class A Shares held in the 401(k) Plan by Mrs. Ergen; (vi) 14,320 Class A Shares held as custodian for Mr. Ergen’s children; (vii) 27,000 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (viii) 234,190,057 Class A Shares issuable upon conversion of Mr. Ergen’s Class B Shares.  Mr. Ergen has sole voting and dispositive power with respect to 190,277,477 Class B Shares. Mr. Ergen’s beneficial ownership of Class A Shares excludes 4,245,151 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)            Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 90.4% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the date of this table).  Mr. Ergen’s beneficial ownership includes: (i) 9,181,183 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year 2010 DISH GRAT; (ii) 10,861,392 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Three-Year 2010 DISH GRAT; (iii) 11,690,556 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Four-Year 2010 DISH GRAT; and (v) 12,179,449 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Five-Year 2010 DISH GRAT.  Mr. Ergen’s beneficial ownership excludes 4,245,151 Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 2.0% of our total equity securities and possess approximately 1.6% of the total voting power.

(4)               Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for 1,280,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(5)               The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.  BlackRock, Inc. has sole voting and dispositive power as to all of the 14,377,069 Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2012.

(6)               The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104.  Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 13,258,688 Class A Shares and sole dispositive power as to 14,113,250 Class A Shares.  The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 10, 2012.

(7)               Mr. DeFranco’s beneficial ownership includes: (i) 1,129,438 Class A Shares; (ii) 19,229 Class A Shares held in the 401(k) Plan; (iii) 443,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 50,000 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 12,160 Class A Shares held by Mr. DeFranco as custodian for his children; (vi) 1,250,000 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership; and (vii) 1,905,059 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.

(8)               Mr. Moskowitz’s beneficial ownership includes: (i) 127,779 Class A Shares; (ii) 18,421 Class A Shares held in the 401(k) Plan; (iii) 760,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 1,328 Class A Shares held as custodian for his children; (v) 8,184 Class A Shares held as trustee for Mr. Ergen’s children; and (vi) 28,500 Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(9)               Mr. Han’s beneficial ownership includes: (i) 701 Class A Shares held in the 401(k) Plan; and (ii) 605,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(10)        Mr. Vogel’s beneficial ownership includes: (i) 10,165 Class A Shares (including 10,000 shares held in an account that is subject to a margin loan); (ii) 954 Class A Shares held in the 401(k) Plan; and (iii) 480,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(11)        Mr. Cullen’s beneficial ownership includes: (i) 701 Class A Shares held in the 401(k) Plan; and (ii) 440,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(12)        Mr. Clayton’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) 250,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(13)        Mr. Dodge’s beneficial ownership includes: (i) 186 Class A Shares; (ii) 2,844 Class A Shares held in the 401(k) Plan; and (iii) 235,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(14)        Mr. Howard’s beneficial ownership includes: (i) 80,000 Class A Shares; (ii) 100 Class A Shares owned by his spouse; and (iii) 30,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(15)        Mr. Ortolf’s beneficial ownership includes: (i) 30,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (ii) 200 Class A Shares held in the name of one of his children; and (iii) 61,000 Class A Shares held by a partnership of which Mr. Ortolf is a partner.

(16)        Mr. Olson’s beneficial ownership includes: (i) 396 Class A Shares held in the 401(k) Plan; and (ii) 59,000 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(17)        Mr. Goodbarn’s beneficial ownership includes: (i) 5,000 Class A Shares; and (ii) 25,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(18)        Includes: (i) 2,177,510 Class A Shares; (ii) 66,149 Class A Shares held in the 401(k) Plan; (iii) 5,461,002 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 3,216,059 Class A Shares held in a partnership; (v) 234,190,057 Class A Shares issuable upon conversion of Class B Shares; (vi) 92,692 Class A Shares held in the name of, or in trust for, children and other family members; (vii) 55,500 Class A Shares held by charitable foundations; and (viii) 100 Class A Shares held by a spouse.  Class A Shares and Class B Shares beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

(19)        Held by certain trusts established by Mr. Ergen for the benefit of his family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.  We believe that during 2011, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses our compensation objectives and policies for our Named Executive Officers, or NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal 2011 compensation for our NEOs.

This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2011 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

DISH Network’s executive compensation program is guided by the following key principles:

•                  Attraction, retention and motivation of executive officers over the long-term;

•                  Recognition of individual performance;

•                  Recognition of the achievement of company-wide performance goals; and

•                  Creation of shareholder value by aligning the interests of management and DISH Network’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to DISH Network’s NEOs have been designed to ensure that they are competitive with market practice, support DISH Network’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to DISH Network’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee of DISH Network, without Mr. Ergen present, determines Mr. Ergen’s compensation. Mr. Ergen recommends to the Board of Directors, but DISH Network’s Board of Directors ultimately approves, the base compensation of DISH Network’s other NEOs.  DISH Network’s Compensation Committee has made and approved grants of options and other equity-based compensation to DISH Network’s NEOs, and established in writing performance goals for any performance-based compensation that together with other compensation to any of DISH Network’s NEOs could exceed $1 million annually. DISH Network’s Compensation Committee has also certified achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s compensation, the Compensation Committee of DISH Network reviews the information described in “Compilation of Certain Proxy Data” below, the Compensation Committee’s subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with DISH Network’s policies for promotions.  DISH Network’s Compensation Committee and Board have also considered the extent to which individual extraordinary efforts of each of DISH Network’s NEOs resulted in tangible increases in corporate, division or department success when setting base cash salaries and short term incentive compensation.

Furthermore, the Compensation Committee of DISH Network also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of DISH Network, whether the performance goals of any short-term or long-term incentive plans were met, the respective payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the respective options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for DISH Network’s executive officer compensation, DISH Network’s Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: The DirecTV Group, Inc., Comcast Corporation, Cablevision Systems Corporation, Charter Communications, Inc., Liberty Media Corporation, Liberty Global, Inc., AT&T Inc., Verizon Communications, Inc., Qwest Communications International, Inc., CenturyLink, Inc., Sprint Nextel Corporation, Level 3 Communications, Inc, Apple Inc., Viacom Inc., News Corporation, Berkshire Hathaway Inc., Microsoft Corporation, and Oracle Corporation.  The Proxy Data, along with other information obtained by committee members from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by committee members, is used solely as a subjective frame of reference, rather than a basis for benchmarking compensation for DISH Network’s NEOs.  DISH Network’s

Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting DISH Network’s executive compensation to that of other companies.  Generally, DISH Network’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  If DISH Network’s stock performance substantially outperforms similar companies, executive compensation at DISH Network could exceed that at similar companies.  Barring significant increases in the stock price, however, DISH Network’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  The Compensation Committee conducts an ongoing review of DISH Network’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with DISH Network’s existing commitments and ongoing competitive needs.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by the Company, the Board or the Compensation Committee to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, neither DISH Network’s Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of DISH Network’s executive compensation program have included:

•                  base cash salary;

•                  short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plans;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our NEOs.  Short-term incentives reward individual performance and achievement of annual goals important to DISH Network. Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

DISH Network has not required that a certain percentage of an executive’s salary be provided in one form versus another.  However, the Compensation Committee’s goal is to award compensation that is reasonable in relation to DISH Network’s compensation program and objectives when all elements of potential compensation are considered.  Each element of DISH Network’s historical executive compensation and the rationale for each element is described below.

Base Cash Salary

DISH Network has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” DISH Network has weighted overall compensation towards equity components as opposed to base salaries. DISH Network’s Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  the Compensation Committee’s and Board of Directors’ respective assessment of DISH Network’s overall financial and business performance;

•                  the performance of the NEO’s business unit;

•                  the NEO’s individual contributions to DISH Network; and

•                  the rate of DISH Network’s standard annual merit increase for employees who are performing at a satisfactory level.

Short-Term Incentive Compensation

This compensation program, if implemented for a particular year, generally provides for a bonus that is linked to annual performance as determined by the Compensation Committee at the beginning of each fiscal year when it establishes the short-term incentive plan for that year.  The objective of the short-term incentive plan is to compensate NEOs in significant part based on the achievement of specific annual goals that the Compensation Committee believes will create an incentive to maximize long-term shareholder value.  This compensation program also permits short-term incentive compensation to be awarded in the form of discretionary cash bonuses based on individual performance during the year.

During 2011, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  The decision not to implement a short-term incentive program during 2011 was made based upon, among other things, the adoption of the 2008 Long Term Incentive Plan, or 2008 LTIP. The 2008 LTIP is discussed below.  During 2009, we generated cumulative free cash flow in excess of $1 billion while also maintaining 13 million subscribers which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards.  Accordingly, the $1 billion cumulative free cash flow goal under the 2008 LTIP was retired.  During 2011, we generated cumulative free cash flow in excess of $3 billion while also maintaining 13 million subscribers, which resulted in the cumulative vesting of approximately 45% of the 2008 LTIP stock awards during 2011.  Accordingly, the $2 billion and $3 billion cumulative free cash flow goals under the 2008 LTIP were retired.

Long-Term Equity Incentive Compensation

DISH Network has traditionally operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value. DISH Network has stated it believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders. Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers. DISH Network has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, DISH Network attempts to ensure that each NEO has equity incentives at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of DISH Network’s NEOs has appropriate incentives tied to the performance of DISH Network’s Class A Shares. Therefore, DISH Network may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, DISH Network may not grant any equity incentives to that particular NEO.  In particular, in granting awards for 2011, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers and that our executive officers had been granted options under the 2008 LTIP.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual.  Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in DISH Network’s success and whether the NEO made any exceptional contributions to DISH Network’s success.

To encourage executive officers to remain in DISH Network’s employ, options granted under DISH Network’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of DISH Network’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Other than performance-based awards such as those granted under the 2005 LTIP, 2008 LTIP or those granted to Messrs. Ergen, Clayton, Cullen, Han and Dodge, DISH Network’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by DISH Network or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Practices Regarding Grant of Equity Incentives

DISH Network has generally awarded equity incentives as of the last day of each calendar quarter and has set exercise prices at not less than the fair market value of DISH Network’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day).

2009 Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2009 Stock Incentive Plan. The purpose of the 2009 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2009 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2002 Class B Chairman Stock Option Plan. The purpose of the 2002 Class B Chairman Stock Option Plan is to promote the interests of DISH Network and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of DISH Network, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in DISH Network.  Mr. Ergen abstained from our Board of Directors’ vote on this matter.  Awards available to be granted under the 2002 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to DISH Network’s Class B Shares.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares. All full-time employees who are employed by DISH Network for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchased under the ESPP.

Nonemployee Director Stock Option Plan

We have adopted a non-employee director stock option plan, which we refer to as the 2001 Director Plan. The purpose of the 2001 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. The 2001 Director Plan grants our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a certain number of shares of DISH Network’s Class A Shares. We may also grant, in our discretion, any non-employee directors further options to acquire our shares of Class A Shares.

2005 Long-Term Incentive Plan

During January 2005, DISH Network adopted the 2005 Long-Term Incentive Plan, or 2005 LTIP, within the terms of DISH Network’s 1999 Stock Incentive Plan. The purpose of the 2005 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of DISH Network reaching the milestone of 15 million subscribers. The employees eligible to participate in the 2005 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by DISH Network’s Compensation Committee. Awards under the 2005 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day); (b) rights to acquire for no additional consideration a specified smaller number of DISH Network’s Class A Shares; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire DISH Network’s Class A Shares. The options and rights vest in 10% increments on each of the first four anniversaries of the date of grant and then at the rate of 20% per year thereafter; provided, however, that none of the options or rights shall be exercisable until DISH Network reaches the milestone of 15 million subscribers. The performance goal under the 2005 LTIP was not achieved in 2011. Mr. Ergen has 900,000 stock options under the 2005 LTIP that were granted on September 30, 2005. Mr. Han has 90,000 stock options and 30,000 restricted stock units under the 2005 LTIP that were granted on September 30, 2006. Mr. Dodge has 37,500 stock options and 12,500 restricted stock units under the 2005 LTIP that were granted on March 31, 2005, and 45,000 stock options under the 2005 LTIP that were granted on June 30, 2007.  Mr. Cullen has 60,000 restricted stock units under the 2005 LTIP that were granted on December 31, 2006.  Mr. Olson does not have any awards under the 2005 LTIP.

2008 Long-Term Incentive Plan

During December 2008, DISH Network adopted the 2008 LTIP, within the terms of our 1999 Stock Incentive Plan. After the expiration of the 1999 Stock Incentive Plan on April 16, 2009, awards under the 2008 LTIP to new employee hires or employees who are promoted have been granted pursuant to the 2009 Stock Incentive Plan.  The purpose of the 2008 LTIP is to promote DISH Network’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of a specified long-term cumulative free cash flow goal while maintaining a specified long-term subscriber threshold. The employees eligible to participate in the 2008 LTIP include DISH Network’s executive officers, vice presidents, directors and certain other key employees designated by DISH Network’s Compensation Committee. Awards under the 2008 LTIP consist of a one-time grant of: (a) an option to acquire a specified number of shares priced at the market value as of the last day of the calendar quarter in which the option was granted or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day); (b) rights to acquire for no additional consideration a specified smaller number of DISH Network’s Class A Shares; or (c) in some cases, a corresponding combination of a lesser number of option shares and such rights to acquire DISH Network’s Class A Shares.  Under the 2008 LTIP, the cumulative free cash flow goals and the total net subscriber threshold are measured on the last day of each calendar quarter commencing on March 31, 2009 and continuing through and including December 31, 2015.

In the event that a cumulative free cash flow goal is achieved and the total net subscriber threshold is met as of the last day of any such calendar quarter: (i) the applicable cumulative free cash flow goal will be retired; and (ii) the corresponding increment of the option/restricted stock unit will vest and shall become exercisable contemporaneous with filing of the Form 10-Q or Form 10-K for that quarter or year, as applicable, in accordance with the following schedule (for those employees that received equity awards under the 2008 LTIP before April 1, 2009):

Cumulative Free Cash Flow Goals	Total Net Subscriber Threshold	Cumulative Vesting Schedule
$1 billion	13 Million	10%
$2 billion	13 Million	25%
$3 billion	13 Million	45%
$4 billion	13 Million	70%
$5 billion	13 Million	100%

Employees who were granted equity awards after April 1, 2009 under the 2008 LTIP received a reduced number of options to acquire DISH Network’s Class A Shares relative to the amounts that were granted to employees at the same level prior to April 1, 2009; such shares are subject to a vesting schedule that varies based upon the date on which such shares are granted.

Mr. Ergen was granted 900,000 stock options under the 2008 LTIP on December 31, 2008. Messrs. Han, Cullen and Dodge were each granted 300,000 stock options under the 2008 LTIP on December 31, 2008.  Mr. Olson was granted 240,000 stock options under the 2008 LTIP on June 30, 2009 in connection with the commencement of his employment. During 2009, we generated cumulative free cash flow in excess of $1 billion while also maintaining 13 million subscribers which resulted in the vesting of approximately 10% of the 2008 LTIP stock awards.  Accordingly, the $1 billion cumulative free cash flow goal under the 2008 LTIP was retired.  During 2011, we generated cumulative free cash flow in excess of $3 billion while also maintaining 13 million subscribers, which resulted in the cumulative vesting of approximately 45% of the 2008 LTIP stock awards during 2011.  Accordingly, the $2 billion and $3 billion cumulative free cash flow goals under the 2008 LTIP were retired.

401(k) Plan

DISH Network has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. DISH Network’s executives have participated in the 401(k) plan on the same terms as DISH Network’s other employees. Under the plan, employees have become eligible for participation in the 401(k) plan upon completing ninety days of service with DISH Network and reaching age 19.  401(k) plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Code. DISH Network may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, DISH Network may also make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors.  401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions.  DISH Network’s employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

DISH Network has traditionally offered numerous plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. DISH Network has also permitted certain NEOs to use its corporate aircraft for personal use. DISH Network has also paid for annual tax preparation costs for certain NEOs.

DISH Network has not traditionally had any plans in place to provide severance benefits to employees. However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to accelerated vesting upon a change in control.

Shareholder Advisory Vote on Compensation

DISH Network provided its shareholders with the opportunity to cast an advisory vote on executive compensation at the annual meeting of shareholders held in May 2011.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted in favor of the executive compensation proposal.  The Compensation Committee of DISH Network reviewed these voting results.  Since the voting results affirmed shareholders’ support of DISH Network’s approach to executive compensation, DISH Network did not change its approach in 2011 as a direct result of the vote.  As set forth at the annual meeting of shareholders held in May 2011, DISH Network intends to continue to seek a shareholder advisory vote on executive compensation once every three years.

2011 Executive Compensation

DISH Network has historically made decisions with respect to executive compensation for a particular compensation year in December of the preceding compensation year or the first quarter of the applicable compensation year.  With respect to the executive compensation of each NEO for 2011, the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in DISH Network’s incentive plans. DISH Network’s Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2011 and other information described in “Compilation of Certain Proxy Data” above. As described in “General Compensation Levels” above, DISH Network aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.  In addition, DISH Network’s Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under DISH Network’s incentive plans if particular performance goals were met.  DISH Network’s Compensation Committee did not exercise this discretion in 2011.

Compensation of our Chairman and our President and Chief Executive Officer

2011 Base Salary.  Mr. Ergen’s base salary for 2011 was determined based on a review by the Compensation Committee of the expected base salaries in 2011 of each of DISH Network’s other NEOs. The Compensation Committee determined that Mr. Ergen’s performance met expectations for 2010 and that Mr. Ergen was therefore eligible for our standard annual merit increase.  In addition, the Compensation Committee determined that Mr. Ergen should receive an additional increase in base salary based on the Compensation Committee’s subjective determination of the amount required to maintain Mr. Ergen’s salary within the range of market compensation indicated in the Proxy Data and taking into consideration, among other things, our practices with respect to base salaries and the hiring of Mr. Clayton as our President and Chief Executive Officer at an annual base salary of $900,000.  DISH Network’s Compensation Committee noted that Mr. Ergen’s base salary continued to be substantially lower than the base salaries of the executive officers of the significant majority of the surveyed companies in the 2011 Proxy Data.  Consequently, Mr. Ergen’s annual base salary was increased to $900,000, effective July 1, 2011.

Mr. Clayton’s base salary was agreed to between DISH Network and Mr. Clayton in June 2011 in connection with the commencement of Mr. Clayton’s employment as President and Chief Executive Officer of DISH Network.

2011 Cash Bonus.  No bonus was paid to Mr. Ergen or to Mr. Clayton in 2011.

2011 Equity Incentives.  With respect to equity incentives, DISH Network attempts to ensure that the President and Chief Executive Officer and the Chairman have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of DISH Network’s Class A Shares.

Mr. Clayton’s 2011 Equity Incentives

The Compensation Committee determined that in connection with the commencement of Mr. Clayton’s employment as President and Chief Executive Officer of DISH Network in June 2011, he should receive 750,000 options to purchase the Corporation’s Class A Shares, with such options vesting at the rate of one-third per year commencing December 31, 2011, and 300,000 restricted stock units (RSUs), with such awards vesting incrementally before December 31, 2013 according to the respective vesting schedules described below.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goals	Number of RSUs Vesting
$250 million	10,000
$500 million	10,000
$750 million	10,000
$1 billion	10,000
$1.25 billion	10,000
$1.5 billion	10,000
$1.75 billion	10,000
$2 billion	10,000
$2.25 billion	10,000
$2.5 billion	10,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment(s) of the RSU awards will vest contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

One hundred thousand (100,000) of the RSU awards granted to Mr. Clayton vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goals	Total Net Subscriber Goal	Number of RSUs Vesting
$250 million	14,250,000	10,000
$500 million	14,500,000	10,000
$750 million	14,750,000	10,000
$1 billion	15,000,000	10,000
$1.25 billion	15,250,000	10,000
$1.5 billion	15,500,000	10,000
$1.75 billion	15,750,000	10,000
$2 billion	16,000,000	10,000
$2.25 billion	16,250,000	10,000
$2.5 billion	16,500,000	10,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the RSU awards will vest contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

Fifty thousand (50,000) of the RSU awards granted to Mr. Clayton vest at the rate of 5,000 RSUs per quarter when, in any such quarter, (i) the quarterly net subscriber additions of the Corporation are greater than the quarterly net subscriber additions of DirecTV, as measured by net subscriber additions based on the announced subscriber counts in each company’s respective Form 10-Q or 10-K for that quarter or year, as applicable, filed with the SEC; and (ii) the quarterly net subscriber additions of the Corporation are greater than zero.

The remaining fifty thousand (50,000) of the RSU awards granted to Mr. Clayton vest at the rate of 10,000 RSUs for each of the below criteria met in a given year, contemporaneous with the release of the National Quarterly American Customer Satisfaction Index (the “ACSI”) scores in May 2012 and May 2013.  The criteria are as follow:

1.              The ACSI score of the Corporation is greater than or equal to a specified figure;

2.              The ACSI score of the Corporation is greater than or equal to certain of the Corporation’s competitors; or

3.              The ACSI score of the Corporation is greater than or equal to all companies in the Corporation’s industry

However, in no event shall more than a total of fifty thousand (50,000) RSUs vest under the ACSI criteria above.

Mr. Ergen’s 2011 Equity Incentives

During 2011, the Compensation Committee also determined that Mr. Ergen should receive 1,200,000 options to purchase the Corporation’s Class A Shares, with such awards vesting incrementally before June 30, 2021 according to the respective vesting schedules described below.

Fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified cumulative free cash flow goals while achieving and maintaining a minimum threshold of 14,250,000 total net subscribers:

Cumulative Free Cash Flow Goals	Number of Options Vesting
$250 million	30,000
$500 million	30,000
$750 million	30,000
$1 billion	30,000
$1.25 billion	30,000
$1.5 billion	30,000
$1.75 billion	30,000
$2 billion	30,000
$2.25 billion	30,000
$2.5 billion	30,000
$2.75 billion	30,000
$3 billion	30,000
$3.25 billion	30,000
$3.5 billion	30,000
$3.75 billion	30,000
$4 billion	30,000
$4.25 billion	30,000
$4.5 billion	30,000
$4.75 billion	30,000
$5 billion	30,000

In the event that the total net subscriber threshold is met and a cumulative free cash flow goal is achieved as of the last day of a given calendar quarter: (i) the applicable cumulative free cash flow goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

The other fifty percent (50%) of the option awards granted to Mr. Ergen vest based upon achieving the following specified total net subscriber goals while achieving and maintaining the specified cumulative free cash flow goal:

Cumulative Free Cash Flow Goals	Total Net Subscriber Goal	Number of Options Vesting
$250 million	14,250,000	30,000
$500 million	14,500,000	30,000
$750 million	14,750,000	30,000
$1 billion	15,000,000	30,000
$1.25 billion	15,250,000	30,000
$1.5 billion	15,500,000	30,000
$1.75 billion	15,750,000	30,000
$2 billion	16,000,000	30,000
$2.25 billion	16,250,000	30,000
$2.5 billion	16,500,000	30,000
$2.75 billion	16,750,000	30,000
$3 billion	17,000,000	30,000
$3.25 billion	17,250,000	30,000
$3.5 billion	17,500,000	30,000
$3.75 billion	17,750,000	30,000
$4 billion	18,000,000	30,000
$4.25 billion	18,250,000	30,000
$4.5 billion	18,500,000	30,000
$4.75 billion	18,750,000	30,000
$5 billion	19,000,000	30,000

In the event that the cumulative free cash flow goal is met (or has already been retired and continues to be met) and a total net subscriber goal is achieved as of the last day of any such calendar quarter: (i) the applicable total net subscriber goal(s) will be retired; and (ii) the corresponding increment of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s Form 10-Q or Form 10-K for that quarter or year, as applicable, with the SEC.

Compensation of Other Named Executive Officers

2011 Base Salary.

Base salaries for each of the other NEOs are determined annually by DISH Network’s Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as co-founder and controlling shareholder of DISH Network. Mr. Ergen made recommendations to the Board of Directors with respect to the 2011 base salary of each of the other NEOs after considering (a) the NEO’s base salary in 2010, (b) the range of the percentage increases in base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s base salary was appropriate in light of DISH Network’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2011 in relation to a particular NEO in 2011, (e) whether the NEO was promoted or newly hired in 2011, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2010 warranted an increase in the NEO’s base salary in 2011.  Placing primary weight on (a) the NEO’s base salary in 2010 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2011 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below. The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.  The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs.

Mr. Cullen.  In determining Mr. Cullen’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Cullen’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to base salaries and that therefore an increase over Mr. Cullen’s 2010 base salary was not necessary.

Mr. Dodge.  In determining Mr. Dodge’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Dodge’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of DISH Network’s practices with respect to base salaries and that therefore an increase over Mr. Dodge’s 2010 base salary was not necessary.

Mr. Han.  In determining Mr. Han’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Han’s performance met expectations for 2010 and that Mr. Han was therefore eligible for our standard annual merit increase.  In addition, Mr. Ergen determined that Mr. Han should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Han’s salary within the range of market compensation indicated in the Proxy Data and taking into consideration our practices with respect to base salaries.

Mr. Olson.  Mr. Olson’s salary was agreed between DISH Network and Mr. Olson on April 27, 2009 in connection with the commencement of Mr. Olson’s employment as Executive Vice President and Chief Financial Officer of DISH Network on April 28, 2009.  In determining Mr. Olson’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Olson’s performance met expectations for 2010 and that Mr. Olson was therefore eligible for our standard annual merit increase.  In addition, Mr. Ergen determined that Mr. Olson should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Olson’s salary within the range of market compensation indicated in the Proxy Data and taking into consideration our practices with respect to base salaries.

2011 Cash Bonus.  Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any.  As discussed above, in light of the prior grants of options, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program for 2011.  During 2011, we generated cumulative free cash flow in excess of $3 billion while also maintaining 13 million subscribers, which resulted in the cumulative vesting of approximately 45% of the 2008 LTIP stock awards during 2011.  However, due to the individual performance of Mr. Cullen, Mr. Han and Mr. Dodge, a one-time discretionary cash bonus of $100,000 was awarded to Mr. Cullen, and a one-time discretionary cash bonus of $50,000 was awarded to each of Mr. Han and Mr. Dodge, in 2011.

2011 Equity Incentives.  With respect to equity incentives, DISH Network primarily evaluates the position of each NEO to ensure that each individual has equity incentives at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of DISH Network’s Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  As discussed above, in granting awards to the other NEOs for 2011, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers.  In particular, in granting awards for 2011, the Compensation Committee took into account, among other things, the amount necessary to retain our executive officers.  On March 31, 2011, based on Mr. Ergen’s subjective evaluation of Mr. Cullen’s, Mr. Han’s and Mr. Dodge’s respective contributions to the Corporation’s performance and to align their interests with the long-term interests of DISH Network’s shareholders, Mr. Ergen recommended, and the Compensation Committee agreed, to grant each of Mr. Cullen, Mr. Han and Mr. Dodge an option to acquire 100,000 Class A Shares with such option vesting at the rate of 20% per year.

During 2011, we generated cumulative free cash flow in excess of $3 billion while also maintaining 13 million subscribers, which resulted in the cumulative vesting of approximately 45% of the 2008 LTIP stock awards during 2011, and accordingly: (i) 315,000 Class A Shares of the stock option granted to Mr. Ergen under the 2008 LTIP vested and became exercisable; (ii) 105,000 Class A Shares of the stock option granted to Mr. Cullen under the 2008 LTIP vested and became exercisable; (iii) 105,000 Class A Shares of the stock option granted to Mr. Han under the 2008 LTIP vested and became exercisable; (iv) 105,000 Class A Shares of the stock option granted to Mr. Dodge under the 2008 LTIP vested and became exercisable; and (v) 84,000 Class A Shares of the stock option granted to Mr. Olson under the 2008 LTIP vested and became exercisable.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is appointed by the Board of Directors of DISH Network Corporation to discharge certain of the Board’s responsibilities relating to compensation of DISH Network’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•                  Make and approve all option grants and other issuances of DISH Network’s equity securities to DISH Network’s executive officers and Board members other than nonemployee directors;

•                  Approve all other option grants and issuances of DISH Network’s equity securities, and recommend that the full Board make and approve such grants and issuances;

•                  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to DISH Network’s executive officers, and certify achievement of such goals prior to payment; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to DISH Network’s management that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.

Respectfully submitted,

The DISH Network Executive Compensation Committee

Steven R. Goodbarn (Chairman)
Gary S. Howard
Tom A. Ortolf

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation for the fiscal year ended December 31, 2011 for the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Joseph P. Clayton (3)	2011	$467,307	$—	$306,700	$9,071,625	$—	$—	$—	$9,845,632
President and Chief Executive Officer

Thomas A. Cullen	2011	$450,000	$100,000	$—	$981,070	$—	$—	$5,500	$1,536,570
Executive Vice President,	2010	$450,000	$—	$—	$—	$—	$—	$5,500	$455,500
Corporate Development	2009	$433,464	$100,000	$—	$—	$—	$—	$3,500	$536,964

Bernard L. Han	2011	$470,192	$50,000	$—	$981,070	$—	$—	$5,500	$1,506,762
Executive Vice President	2010	$450,000	$—	$—	$—	$—	$—	$5,500	$455,500
and Chief Operating Officer	2009	$451,923	$100,000	$—	$1,158,000	$—	$—	$3,500	$1,713,423

R. Stanton Dodge	2011	$300,000	$50,000	$—	$981,070	$—	$—	$5,500	$1,336,570
Executive Vice President, General	2010	$298,846	$—	$—	$—	$—	$—	$5,500	$304,346
Counsel and Secretary	2009	$296,155	$100,000	$—	$1,238,402	$—	$—	$3,500	$1,638,057

Charles W. Ergen (3)	2011	$750,000	$—	$—	$—	$—	$—	$208,441	$958,441
Chairman	2010	$600,000	$—	$—	$—	$—	$—	$197,909	$797,909
	2009	$623,078	$—	$—	$—	$—	$—	$376,835	$999,913

Robert E. Olson	2011	$346,154	$—	$—	$—	$—	$—	$5,500	$351,654
Executive Vice President	2010	$306,923	$—	$—	$171,790	$—	$—	$5,500	$484,213
and Chief Financial Officer	2009	$200,769	$—	$—	$854,165	$—	$—	$2,551	$1,057,485

(1)                    The amounts reported in the “Option Awards” column reflect grant date fair values.  These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

	Aggregate Grant Date Fair Value
	2011 Performance Awards	2010 Performance Awards	2009 Performance Awards

Joseph P. Clayton	$9,201,000.00	$—	$—

Charles W. Ergen	$17,724,240.00	$1,084,427.00	$—

Thomas A. Cullen	$—	$8,513,556.00	$—

Bernard L. Han	$—	$8,513,556.00	$—

R. Stanton Dodge	$—	$8,513,556.00	$—

Robert E. Olson	$—	$217,257.00	$1,566,432.00

Assumptions used in the calculation of grant date fair values are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 23, 2012.  Amounts for 2010 include the incremental fair value for performance awards as a result of the repricing related to the Corporation’s 2009 cash dividend.

(2)                    “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program, relocation payments and our profit sharing program.  Mr. Ergen’s “All Other Compensation” also includes tax preparation payments in each year.  In addition, with respect to Mr. Ergen, “All Other Compensation” includes $170,551, $163,264, and $345,090 for Mr. Ergen’s personal use of corporate aircraft during the years ended December 31, 2011, 2010 and 2009, respectively.  We calculated the value of Mr. Ergen’s personal use of corporate aircraft based upon the incremental cost of such usage to DISH Network.

(3)                    Mr. Clayton replaced Mr. Ergen as President and Chief Executive Officer of the Corporation on June 20, 2011.

Grant of Plan-Based Awards

The following table provides information on equity awards in 2011 for the Named Executive Officers.

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards:	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (#)	Awards ($/sh)	Option Awards (2)
Joseph P. Clayton	6/30/2011	6/30/2011	$—	$—	$—	—	—	300,000	—	—	$—	$306,700
	6/30/2011	6/30/2011	$—	$—	$—	—	—	—	—	750,000	$30.67	$9,071,625

Thomas A. Cullen	4/1/2011	1/14/2011	$—	$—	$—	—	—	—	203	—	$—	$—
	3/31/2011	3/30/2011	$—	$—	$—	—	—	—	—	100,000	$24.36	$981,070

Bernard L. Han	4/1/2011	1/14/2011	$—	$—	$—	—	—	—	203	—	$—	$—
	3/31/2011	3/30/2011	$—	$—	$—	—	—	—	—	100,000	$24.36	$981,070

R. Stanton Dodge	4/1/2011	1/14/2011	$—	$—	$—	—	—	—	203	—	$—	$—
	3/31/2011	3/30/2011	$—	$—	$—	—	—	—	—	100,000	$24.36	$981,070

Charles W. Ergen	4/1/2011	1/14/2011	$—	$—	$—	—	—	—	203	—	$—	$—
	6/30/2011	6/30/2011	$—	$—	$—	—	—	1,200,000	—	—	$30.67	$—

Robert E. Olson	4/1/2011	1/14/2011	$—	$—	$—	—	—	—	203	—	$—	$—

(1)       The amounts reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2011 pursuant to our profit sharing program.

(2)       These amounts include both performance and non-performance based awards.  The grant date fair values for performance awards are based on the probable outcome of the performance conditions under the awards and do not necessarily reflect the amount of compensation actually realized or that may be realized.

Assuming achievement of all performance conditions underlying the performance awards included in this column, the total grant date fair values would be as follows:

2011 Performance Awards

Joseph P. Clayton	$9,201,000.00

Charles W. Ergen	$17,724,240.00

Assumptions used in the calculation of grant date fair values are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 23, 2012.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Joseph P. Clayton	250,000	500,000	—	$30.67	6/30/2021		—	$—	300,000		$8,544,000

Thomas A. Cullen	200,000	—	—	$29.62	12/31/2016		—	$—	60,000	(3)	$1,708,800
	32,001	—	—	$32.10	12/31/2016	(2)	—	$—	12,000	(2)	$251,280
	135,000	—	165,000	$9.09	3/31/2017		—	$—	—		$—
	105,000	120,000	—	$9.09	12/31/2018		—	$—	—		$—
	—	—	600,000	$18.15	6/30/2020		—	$—	200,000	(4)	$5,696,000
	—	100,000	—	$24.36	3/31/2021		—	$—	—		$—

Bernard L. Han	350,000	—	90,000	$25.22	9/30/2016		—	$—	30,000	(5)	$854,400
	70,000	—	18,000	$27.63	9/30/2016	(2)	—	$—	6,000	(2)	$125,640
	135,000	—	165,000	$9.09	3/31/2017		—	$—	—		$—
	120,000	180,000	—	$9.11	3/31/2019		—	$—	—		$—
	—	—	600,000	$18.15	6/30/2020		—	$—	200,000	(4)	$5,696,000
	—	100,000	—	$24.36	3/31/2021		—	$—	—		$—

R. Stanton Dodge	10,000	—	—	$22.01	3/31/2013		—	$—	—		$—
	2,000	—	—	$24.38	3/31/2013	(2)	—	$—	—		$—
	10,000	—	—	$25.23	3/31/2014		—	$—	—		$—
	2,000	—	—	$27.64	3/31/2014	(2)	—	$—	—		$—
	10,000	—	—	$23.56	6/30/2014		—	$—	—		$—
	2,000	—	—	$25.96	6/30/2014	(2)	—	$—	—		$—
	25,000	—	37,500	$22.32	3/31/2015		—	$—	12,500	(6)	$356,000
	5,000	—	7,500	$24.69	3/31/2015	(2)	—	$—	2,500	(2)	$52,350
	60,000	—	165,000	$9.09	3/31/2017		—	$—	—		$—
	80,000	20,000	45,000	$34.05	6/30/2017		—	$—	—		$—
	16,000	4,000	9,000	$36.61	6/30/2017	(2)	—	$—	—		$—
	40,000	120,000	—	$14.21	6/30/2019		—	$—	—		$—
	—	—	600,000	$18.15	6/30/2020		—	$—	200,000	(4)	$5,696,000
	—	100,000	—	$24.36	3/31/2021		—	$—	—		$—

Charles W. Ergen	80,000	—	—	$22.01	3/31/2013		—	$—	—		$—
	16,000	—	—	$24.38	3/31/2013	(2)	—	$—	—		$—
	400,000	—	—	$23.56	6/30/2014		—	$—	—		$—
	80,000	—	—	$25.96	6/30/2014	(2)	—	$—	—		$—
	500,000	—	—	$25.64	12/31/2014		—	$—	—		$—
	100,000	—	—	$28.06	12/31/2014	(2)	—	$—	—		$—
	—	—	900,000	$22.58	9/30/2015		—	$—	—		$—
	—	—	180,000	$24.96	9/30/2015	(2)	—	$—	—		$—
	—	—	495,000	$9.09	3/31/2017		—	$—	—		$—
	300,000	200,000	—	$26.73	3/31/2018		—	$—	—		$—
	—	—	1,200,000	$30.67	9/30/2021		—	$—	—		$—

Robert E. Olson	18,000	—	156,000	$14.21	3/31/2017		—	$—	—		$—
	36,000	60,000	—	$14.21	6/30/2019		—	$—	—		$—
	5,000	20,000	—	$18.15	6/30/2020		—	$—	—		$—

(1)                    Amount represents the number of unvested, performance-based restricted stock units multiplied by $28.48 or $20.94, the closing market prices of DISH Network’s and EchoStar’s Class A Shares, respectively, on December 30, 2011.

(2)                    Amounts represent outstanding awards received by our NEOs from EchoStar as a result of the Spin-off.

(3)                    Restricted stock awarded on December 31, 2006 under DISH Network’s Stock Incentive Plans.

(4)                    Restricted stock awarded on June 30, 2010 under DISH Network’s Stock Incentive Plans.

(5)                    Restricted stock awarded on September 30, 2006 under DISH Network’s Stock Incentive Plans.

(6)                    Restricted stock awarded on March 31, 2005 under DISH Network’s Stock Incentive Plans.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas A. Cullen	75,000	$1,504,500	—	$—

R. Stanton Dodge	60,000	$1,117,808	—	$—

Charles W. Ergen	315,000	$5,205,150	—	$—

Robert E. Olson	70,000	$882,673	—	$—

(1)                    The value realized on exercise is computed by multiplying the difference between the exercise price of the stock option and the market price of the Class A Shares on the date of exercise by the number of shares with respect to which the option was exercised.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our standard form of non-performance based option agreement given to executive officers includes acceleration of vesting upon a change in control of DISH Network for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) DISH Network or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of DISH Network are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2011, and the executives are terminated by DISH Network or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Joseph P. Clayton (1)	$—

Thomas A. Cullen	$2,738,800

Bernard L. Han	$3,898,600

R. Stanton Dodge	$2,695,200

Charles W. Ergen	$350,000

Robert E. Olson	$1,062,800

(1)         The value of potentially accelerated unvested options as of December 31, 2011 was zero because all non-performance based unvested stock options held by Mr. Clayton were out-of-the-money.

Director Compensation and Nonemployee Director Option Plans

Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is a member of the Board on the last day of the applicable calendar quarter.  Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone.  Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive:  (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven R. Goodbarn	$67,500	$—	$109,247	$—	$—	$—	$176,747

Gary S. Howard	$65,500	$—	$109,247	$—	$—	$—	$174,747

Tom A. Ortolf	$66,000	$—	$109,247	$—	$—	$—	$175,247

(1)        The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 15 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 23, 2012.

On June 30, 2011, each of the nonemployee directors was granted an option to acquire 10,000 Class A Shares at an exercise price of $30.67 per share.  Options granted under our 2001 Director Plan are 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

Upon election to our Board, our nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2001 Nonemployee Director Stock Option Plan (our “2001 Director Plan”).  Options granted under our 2001 Director Plan are 100% vested upon issuance and have a term of five years.  We also currently grant each continuing nonemployee director an option to acquire 5,000 Class A Shares every year; in June 2011, however, we made an additional one-time grant of 5,000 Class A Shares.

Our nonemployee directors do not hold any stock awards except those granted to the nonemployee directors pursuant to our 2001 Director Plan. We have granted the following options to our nonemployee directors under such plans:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Steven R. Goodbarn	5,000	$34.05	6/30/2012
	1,000	$36.61	6/30/2012	(1)
	5,000	$27.28	6/30/2013
	5,000	$18.15	6/30/2015
	10,000	$30.67	6/30/2016
Total Options Outstanding at December 31, 2011	26,000

Gary S. Howard	5,000	$34.05	6/30/2012
	1,000	$36.61	6/30/2012	(1)
	5,000	$27.28	6/30/2013
	5,000	$14.21	6/30/2014
	5,000	$18.15	6/30/2015
	10,000	$30.67	6/30/2016
Total Options Outstanding at December 31, 2011	31,000

Tom A. Ortolf	5,000	$34.05	6/30/2012
	1,000	$36.61	6/30/2012	(1)
	5,000	$27.28	6/30/2013
	5,000	$14.21	6/30/2014
	5,000	$18.15	6/30/2015
	10,000	$30.67	6/30/2016
Total Options Outstanding at December 31, 2011	31,000

(1)            Amounts represent outstanding awards received by our Directors from EchoStar as a result of the Spin-off.

Employee Stock Incentive Plans

We have three employee stock incentive plans: our 1995 Stock Incentive Plan, 1999 Stock Incentive Plan and 2009 Stock Incentive Plan (the “Stock Incentive Plans”).  We adopted the Stock Incentive Plans to provide incentives to attract and retain executive officers and other key employees.  The Stock Incentive Plans are administered by our Compensation Committee.

Awards available under the Stock Incentive Plans include:  (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2011, 72,122,100 of our Class A Shares were available for issuance under the 2009 Stock Incentive Plan.  Our authorization to grant new awards under the 1995 Stock Incentive Plan and 1999 Stock Incentive Plan has expired.  The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.

As of December 31, 2011, there were outstanding options to purchase 21,336,159 Class A Shares and 1,284,708 outstanding restricted stock units under the Stock Incentive Plans.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $40.00 per Class A Share.

On November 1, 2011, we declared a dividend of $2.00 per share on our outstanding Class A and Class B common stock. The dividend was paid in cash on December 1, 2011 to shareholders of record on November 17, 2011. In light of such dividend, our Compensation Committee, which administers our Stock Incentive Plans, determined to adjust the exercise price of certain stock options issued under the plans by decreasing the exercise price by $2.00 per share; provided, that the exercise price of eligible stock options will not be reduced below $1.00. As a result of this adjustment, a majority of the stock options outstanding as of December 31, 2011 were adjusted subsequent to the year ended December 31, 2011.

As previously discussed in Compensation Discussion & Analysis, we have adopted the 2005 LTIP and 2008 LTIP under DISH Network’s Stock Incentive Plans.

Equity Compensation Plan Information

In addition to the 2001 Director Plan and the Stock Incentive Plans, during 2002 we adopted and our shareholders approved in 2002 our Class B Chairman Stock Option Plan, under which we have reserved 20 million Class B Shares for issuance.  The shares available for issuance under the 2002 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2002 Class B Chairman Stock Option Plan.

The following table sets forth a description of our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	22,620,867	$20.53	73,042,100
Equity compensation plans not approved by security holders	—	—	—
Total	22,620,867	$20.53	73,042,100

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

We no longer grant equity awards pursuant to our 1995 Stock Incentive Plan or our 1999 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of nonemployee directors.  The Compensation Committee members are Mr. Goodbarn, Mr. Howard and Mr. Ortolf.  None of these individuals was an officer or employee of DISH Network at any time during the 2011 fiscal year.  With the exception of those executive officers and directors who are also executive officers or directors of EchoStar, no executive officer or director of DISH Network served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of DISH Network’s Board of Directors or its Compensation Committee during the 2011 fiscal year.

Risk Assessment

Annually, management reviews the components of our compensation for each employee other than our executive officers.  Base salaries for each of our executive officers (other than Mr. Ergen) are determined annually by our Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as controlling shareholder of DISH Network.  The Board of Directors ultimately approved base cash salaries for 2011 for each of these executive officers other than Mr. Ergen.

Our Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary.  Our Compensation Committee makes and approves grants of options and other equity-based compensation to all of our executive officers.

The primary components of our executive compensation have historically included:

•                  base cash salary;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under DISH Network’s stock incentive plan;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

DISH Network’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  We design corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of DISH Network and our shareholders as a whole.  However, during 2011, we elected not to implement a short-term incentive program.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to DISH Network employees provide a minimum level of compensation for our executive officers.  DISH Network has included salary as a component of its executive compensation package because we believe it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, however, DISH Network has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, DISH Network has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees.  These benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on DISH Network’s products and services.  DISH Network has not traditionally provided severance benefits to employees.  However, certain non-performance based stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of DISH Network for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, DISH Network’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  With respect to equity incentive compensation, DISH Network attempts to ensure that each executive officer retain equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by our shareholders.

DISH Network generally grants stock options and/or restricted stock units only to a limited number of employees at certain levels; the awards generally vest annually at the rate of 20% per year.  We believe that the multi-year vesting of our equity awards properly account for the time horizon of risk.  DISH Network has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period.  DISH Network believes this stake focuses the executive officers’ attention on managing DISH Network as owners with equity positions in DISH Network and aligns their interests with the long-term interests of DISH Network’s shareholders.  Equity awards therefore have represented an important and significant component of DISH Network’s compensation program for executive officers.  These awards, coupled with the relatively longer time frame during which these awards vest mitigate the effect of short-term variations in our operating and financial performance, and we believe focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains.  In light of our approach towards compensation as set forth above, we believe that our process assists us in our efforts to mitigate excessive risk-taking.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy for the review and approval of transactions involving DISH Network and related parties, such as directors, executive officers (and their immediate family members) and EchoStar.  In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors.  The Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions.  Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  Transactions involving EchoStar are subject to the approval of a committee of the non-interlocking directors or in certain instances non-interlocking management.

Related Party Transactions with EchoStar Corporation

On January 1, 2008, we completed the spin-off of EchoStar (the “Spin-off”), which was previously our subsidiary. Following the Spin-off, EchoStar has operated as a separate public company and we have no continued ownership interest in EchoStar. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

EchoStar is our primary supplier of set-top boxes and digital broadcast operations and our key supplier of transponder capacity. Generally, the prices charged for products and services provided under the agreements are based on pricing equal to EchoStar’s cost plus a fixed margin (unless noted differently below), which will vary depending on the nature of the products and services provided. Prior to the Spin-off, these products were provided and services were performed internally at cost.

Since the Spin-off, we and EchoStar have entered into certain agreements pursuant to which we obtain certain products, services and rights from EchoStar, EchoStar obtains certain products, services and rights from us, and we and EchoStar have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with EchoStar in the future. The following is a summary of the terms of the principal agreements that we have entered into with EchoStar that may have an impact on our financial position and results of operations.

Blockbuster Agreement

On April 26, 2011, we completed the acquisition of substantially all of the assets of Blockbuster, Inc.  On August 5, 2011, we entered into a letter agreement with EchoStar pursuant to which certain assets used to support Blockbuster’s website were transferred to EchoStar and they agreed to provide certain technical and infrastructure support for the Blockbuster website to us.  The fees for the services provided under the letter agreement are calculated at cost plus a fixed margin, which varies depending upon the nature of the services provided.  The letter agreement provides that it shall continue in effect until the completion of a definitive agreement between EchoStar and us setting forth the terms of the support of the Blockbuster website.  We incurred expenses payable to EchoStar of approximately $7 million under this letter agreement during 2011.

Broadcast Agreement

In connection with the Spin-off, we and EchoStar entered into a broadcast agreement pursuant to which EchoStar provided certain broadcast services to us, including teleport services such as transmission and downlinking, channel origination services, and channel management services for a period ending on January 1, 2012 (the “Prior Broadcast Agreement”).  We had the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days notice to EchoStar. If we terminated teleport services for a reason other than EchoStar’s breach, we were obligated to pay EchoStar the aggregate amount of the remainder of the expected cost of providing the teleport services.  The fees for the services provided under the Prior Broadcast Agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the products and services provided.  We incurred expenses payable to EchoStar of approximately $220 million under the Prior Broadcast Agreement during 2011.

Effective January 1, 2012, we and EchoStar entered into a new broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which EchoStar will continue to provide broadcast services to us, for the period from January 1, 2012 to December 31, 2016.  The material terms of the 2012 Broadcast Agreement are substantially the same as the material terms of the Prior Broadcast Agreement, except that: (i) the fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) EchoStar’s cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) EchoStar’s cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided; and (ii) if we terminate the teleport services provided under the 2012 Broadcast Agreement for a reason other than EchoStar’s breach, we are generally obligated to reimburse EchoStar for any direct costs EchoStar incurs related to any such termination that it cannot reasonably mitigate.  At the commencement of the 2012 Broadcast Agreement, the aggregate pricing for the services provided thereunder was substantially the same as the aggregate pricing for the services provided under the Prior Broadcast Agreement at the time of its expiration.

Broadcast Agreement for Certain Sports Related Programming

During May 2010, we entered into a broadcast agreement pursuant to which EchoStar provides certain broadcast services to us in connection with our carriage of certain sports related programming.  The term of this agreement is for ten years.  If we terminate this agreement for a reason other than EchoStar’s breach, we are generally obligated to reimburse EchoStar for any direct costs that EchoStar incurs related to any such termination that it cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We incurred expenses payable to EchoStar of approximately $1.4 million under this broadcast agreement during 2011.

DISH Remote Access Services Agreement

Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we will receive, among other things, certain remote DVR management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We incurred expenses payable to EchoStar of approximately $1.3 million under the remote access services agreement during 2011.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 120 days notice to EchoStar.

DISHOnline.com Services Agreement

Effective January 1, 2010, we entered into a two-year agreement with EchoStar pursuant to which we will receive certain services associated with an online video portal.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We incurred expenses payable to EchoStar of approximately $5.9 million under the DISHOnline.com services agreement during 2011.  We have the option to renew this agreement for three successive one year terms, and the agreement may be terminated for any reason upon at least 120 days notice to EchoStar. In November 2011, we exercised our right to renew this agreement for a one-year period ending on December 31, 2012.

Employee Matters Agreement

In connection with the Spin-off, we entered into an employee matters agreement with EchoStar delineating our respective obligations to our employees. Pursuant to the agreement, EchoStar established a defined contribution plan for the benefit of its eligible employees in the United States (including its employees that transferred prior to the Spin-off).  Subject to any adjustments required by applicable law, the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, have been transferred to and assumed by the defined contribution plan established by EchoStar.  In addition, EchoStar established welfare plans for the benefit of its eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network. No payments were made under the employee matters agreement during 2011 and no payments are expected under the employee matters agreement in 2012 except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement and certain employee transfers between us and EchoStar. The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.

Hughes Agreements

During the second quarter 2011, EchoStar acquired Hughes Communications, Inc. (“Hughes”), which provides broadband products and services to Blockbuster.  We incurred expenses payable to EchoStar of approximately $2 million during 2011 for Hughes providing broadband products and services to Blockbuster.

On March 9, 2012, we completed the acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  Prior to our acquisition of DBSD North America and EchoStar’s completion of the Hughes acquisition, DBSD North America and Hughes entered into an agreement pursuant to which Hughes provides, among other things, hosting and maintenance of DBSD North America’s satellite gateway and associated ground infrastructure.  This agreement was renewed for a one year period ending on February 15, 2013, and renews for four successive one-year periods unless terminated by DBSD North America upon at least 30 days notice prior to the expiration of any renewal term.  DBSD North America incurred expenses payable to Hughes of approximately $2 million under this agreement during 2011.  While we expect expenses payable to Hughes under this agreement during 2012 to be substantially similar to the expenses payable during 2011, the actual expenses for 2012 will depend upon the type and amount of services provided.

On March 9, 2012, we completed the acquisition of substantially all the assets of TerreStar Networks, Inc. (“TerreStar”).  Prior to our acquisition of substantially all the assets of TerreStar and EchoStar’s completion of the Hughes acquisition, TerreStar and Hughes entered into various agreements pursuant to which Hughes provides, among other things, hosting and maintenance for TerreStar’s satellite gateway and associated ground infrastructure.  TerreStar incurred expenses payable to Hughes of approximately $5.8 million under these agreements during 2011.  While we expect expenses payable to Hughes under these agreements during 2012 to be substantially similar to the expenses payable during 2011, the actual expenses during 2012 will depend upon the type and amount of services provided.  These agreements generally may be terminated by us at any time for convenience.

Intellectual Property Matters Agreement

In connection with the Spin-off, we entered into an intellectual property matters agreement with EchoStar. The intellectual property matters agreement governs our relationship with EchoStar with respect to patents, trademarks and other intellectual property.  The term of the intellectual property matters agreement will continue in perpetuity.  Pursuant to the intellectual property matters agreement we irrevocably assigned to EchoStar all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of EchoStar’s set-top box business.  In addition, the agreement permits EchoStar to use, in the operation of its set-top box business, certain other intellectual property currently owned or licensed by us and our subsidiaries. EchoStar granted to us and our subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with the continued operation of our consumer business. The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off.  After the transitional period, we may not use the “EchoStar” name as a trademark, except in certain limited circumstances.  Similarly, the intellectual property matters agreement provides that EchoStar will not make any use of the name or trademark “DISH Network” or any other trademark owned by us, except in certain circumstances.  There were no payments under the intellectual property matters agreement during 2011.  There are no payments expected under the intellectual property matters agreement in 2012.

International Programming Rights Agreement

During the year ended December 31, 2011 we made no purchases and for the years ended December 31, 2010 and 2009 we purchased $2 million and $8 million, respectively, of certain international rights for sporting events from EchoStar, of which EchoStar retained only a certain portion.

Loan to a Technology Company

During 2010, EchoStar agreed to provide a loan in the amount of approximately $900,000 to a company from which EchoStar expected to receive certain video content and interactive applications.  Because we also expected to enter into certain agreements with this company, we agreed to reimburse EchoStar for up to $255,000 in the event that these agreements were not reached and the company failed to repay its loan to EchoStar.  During the second quarter 2011, we reimbursed EchoStar for $255,000.

Management Services Agreement

In connection with the Spin-off, we entered into a management services agreement with EchoStar pursuant to which we make certain of our officers available to provide services (which are primarily legal and accounting services) to EchoStar.  Specifically, Paul W. Orban remains employed by us, but also serves as EchoStar’s Senior Vice President and Controller.  In addition, R. Stanton Dodge also served as EchoStar’s Executive Vice President, General Counsel and Secretary from October 2007 through November 2011.  EchoStar makes payments to us based upon an allocable portion of the personnel costs and expenses incurred by us with respect to such officers (taking into account wages and fringe benefits).  These allocations are based upon the estimated percentages of time to be spent by our executive officers performing services for EchoStar under the management services agreement.  EchoStar also reimburses us for direct out-of-pocket costs incurred by us for management services provided to EchoStar.  We and EchoStar evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and EchoStar mutually agree upon. We earned revenues of approximately $0.6 million from EchoStar under the management services agreement during 2011.

The management services agreement automatically renewed on January 1, 2012 for an additional one-year period until January 1, 2013 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by EchoStar at any time upon at least 30 days notice; (ii) by us at the end of any renewal term, upon at least 180 days notice; or (iii) by us upon notice to EchoStar, following certain changes in control.

Move Networks Services Agreement

In the fourth quarter 2011, EchoStar granted us the right to use Move Network’s software and video publishing systems, which facilitate the streaming, downloading and distribution of audio and video content to set-top boxes via the Internet.  The fees for the services provided under this agreement are based upon a fixed fee which varies based upon the number of set-top boxes in a given month that access Move Network’s software.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 180 days notice to EchoStar.  We incurred expenses payable to EchoStar of approximately $0.3 million under this agreement during 2011.

Patent Cross-License Agreement

During December 2011, we and EchoStar entered into separate patent cross-license agreements with the same third party whereby: (i) EchoStar and such third party licensed their respective patents to each other subject to certain conditions; and (ii) we and such third party licensed our respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million. Each Cross-License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3 million.  However, we and EchoStar may elect to extend our respective Cross-License Agreement independent of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenues of us and EchoStar, we and EchoStar agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.

Product Support Agreement

In connection with the Spin-off, we entered into a product support agreement pursuant to which we have the right, but not the obligation, to receive product support from EchoStar (including certain engineering and technical support services) for all set-top boxes and related accessories that EchoStar has previously sold and in the future may sell to us.  The fees for the services provided under the product support agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided.  We incurred expenses payable to EchoStar of approximately $28 million under the product support agreement during 2011.  The term of the product support agreement is the economic life of such receivers and related accessories, unless terminated earlier.  We may terminate the product support agreement for any reason upon at least 60 days notice.  In the event of an early termination of this agreement, we are entitled to a refund of any unearned fees paid to EchoStar for the services.

Professional Services Agreement

During 2009, we and EchoStar agreed that EchoStar shall continue to have the right, but not the obligation, to receive from us the following services, among others: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, we and EchoStar agreed that we shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network and receive logistics, procurement and quality assurance services from EchoStar.  The Professional Services Agreement automatically renewed on January 1, 2012 for an additional one-year period until January 1, 2013 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days notice.  We earned revenues of approximately $12.5 million from EchoStar under the professional services agreement during 2011.  We incurred expenses payable to EchoStar of approximately $7.4 million under the professional services agreement during 2011.

Real Estate Lease Agreements

We have entered into lease agreements pursuant to which we lease certain real estate from EchoStar.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and depending on how much space is leased, EchoStar is responsible for its portion (if any) of the taxes, insurance, utilities and maintenance of the premises.  We incurred expenses payable to EchoStar of approximately $11 million under the real estate lease agreements during 2011.  The term of each lease is set forth below:

•                  Inverness Lease Agreement.  In November 2011, we and EchoStar extended the lease for certain space at 90 Inverness Circle East in Englewood, Colorado for a period ending on December 31, 2016.  This agreement can be terminated by either party upon six months prior notice.

•                  Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

•                  Santa Fe Lease Agreement.  In November 2011, we and EchoStar extended the lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado for a period ending on December 31, 2016 with a renewal option for one additional year.

•                  EchoStar Data Networks Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

•                  Gilbert Lease Agreement.  The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona is a month-to-month lease and can be terminated by either party upon 30 days prior notice.

•                  Cheyenne Lease Agreement.  Effective January 1, 2012, we and EchoStar entered into a lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming for a period ending on December 31, 2031.

Additionally, during 2008, we entered into a sublease for space at 185 Varick Street, New York, New York to EchoStar for a period of approximately seven years. The rent on a per square foot basis for this sublease was comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the sublease, and EchoStar is responsible for its portion of the taxes, insurance, utilities and maintenance of the premises.  We earned revenues of approximately $1 million from EchoStar under the Varick Street lease agreement during 2011.

Receiver Agreement

In connection with the Spin-off, we and EchoStar entered into a receiver agreement pursuant to which we had the right, but not the obligation, to purchase digital set-top boxes and related accessories, and other equipment from EchoStar for a period ending on January 1, 2012 (the “Prior Receiver Agreement”).  The Prior Receiver Agreement allowed us to purchase digital set-top boxes, related accessories and other equipment from EchoStar at EchoStar’s cost plus a fixed percentage margin, which varied depending on the nature of the equipment purchased.  Additionally, EchoStar provided us with standard manufacturer warranties for the goods sold under the Prior Receiver Agreement.  We were able to terminate the Prior Receiver Agreement for any reason upon at least 60 days notice to EchoStar.  EchoStar was able to terminate the Prior Receiver Agreement if certain entities were to acquire us.  The Prior Receiver Agreement also included an indemnification provision, whereby the parties indemnified each other for certain intellectual property matters.  We incurred expenses payable to EchoStar of approximately $1.16 billion under the Prior Receiver Agreement during 2011.

Effective January 1, 2012, we and EchoStar entered into a new agreement (the “2012 Receiver Agreement”) pursuant to which we continue to have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from EchoStar for the period from January 1, 2012 to December 31, 2014.  We have an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days notice prior to the end of the term.  The material terms of the 2012 Receiver Agreement are substantially the same as the material terms of the Prior Receiver Agreement, except that the 2012 Receiver Agreement allows us to purchase digital set-top boxes, related accessories and other equipment from EchoStar either: (i) at a cost (decreasing as EchoStar reduces costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on EchoStar’s mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement EchoStar’s margins will be increased if they are able to reduce the costs of their digital set-top boxes and their margins will be impaired if these costs increase.  At the commencement of the 2012 Receiver Agreement, the aggregate pricing for the digital set-top boxes, related accessories, and other equipment purchased under the 2012 Receiver Agreement was substantially the same as the aggregate pricing for the products and equipment purchased under the Prior Receiver Agreement at the time of its expiration.

Remanufactured Receiver Agreement

In connection with the Spin-off, we entered into a remanufactured receiver agreement with EchoStar pursuant to which EchoStar had the right, but not the obligation, to purchase remanufactured receivers and accessories from us at cost plus a fixed margin, which varies depending on the nature of the equipment purchased.  In November 2011, we and EchoStar extended this agreement until December 31, 2012.  We earned revenues of less than $0.1 million as a result of EchoStar’s purchases of remanufactured receivers and accessories from us in 2011.  EchoStar may terminate the remanufactured receiver agreement for any reason upon at least 60 days written notice to us.  We may also terminate this agreement if certain entities acquire us.

Satellite Capacity Agreements

Satellite Capacity Leased from EchoStar.  Since the Spin-off, we entered into certain satellite capacity agreements pursuant to which we lease certain satellite capacity on certain satellites owned or leased by EchoStar.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  We incurred expenses payable to EchoStar of approximately $147.5 million under the satellite capacity agreements during 2011.  The term of each lease is set forth below:

EchoStar VI, VIII and XII.  We lease certain satellite capacity from EchoStar on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service and the exercise of certain renewal options.  We generally have the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.

EchoStar IX.  We lease certain satellite capacity from EchoStar on EchoStar IX.  Subject to availability, we generally have the right to continue to lease satellite capacity from EchoStar on EchoStar IX on a month-to-month basis.

EchoStar XVI.  We will lease certain satellite capacity from EchoStar on EchoStar XVI after its service commencement date and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, we have the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by us and is operated at the 61.5 degree orbital location.  The FCC has granted EchoStar an authorization to operate the satellite at the 61.5 degree orbital location.  For so long as EchoStar XV remains in service at the 61.5 degree orbital location, we are obligated to pay EchoStar a fee, which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During 2009, EchoStar also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which we currently receive service from EchoStar on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We have also guaranteed certain obligations of EchoStar under the Telesat Transponder Agreement. Additionally, we made certain payments to EchoStar prior to the Nimiq 5 satellite being placed into service in connection with the use of the 72.7 degree orbital location.

Under the terms of the DISH Telesat Agreement, we make certain monthly payments to EchoStar that commenced in 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  We incurred expenses payable to EchoStar of approximately $62.2 million under the DISH Telesat Agreement during 2011.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term we have the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the DISH Telesat Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.

QuetzSat-1 Lease Agreement.  During 2008, EchoStar entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”), which provides, among other things, for the provision by SES to EchoStar of service on 32 DBS transponders on the QuetzSat-1 satellite at the 77 degree orbital location.  During 2008, EchoStar also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with us pursuant to which we will receive service from EchoStar on 24 of the DBS transponders.  QuetzSat-1 was launched on September 29, 2011 and was placed into service during the fourth quarter 2011 at the 67.1 degree orbital location while we and EchoStar explore alternative uses for the QuetzSat-1 satellite.  In the interim, EchoStar is providing us with alternate capacity at the 77 degree orbital location.

Under the terms of the QuetzSat-1 Transponder Agreement, we will make certain monthly payments to EchoStar commencing when the QuetzSat-1 satellite is placed into service at the 77 degree orbital location and continuing through the remainder of the service term.  Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the initial service term will expire in November 2021.  Upon expiration of the initial term, we have the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, we have certain rights to receive service from EchoStar on a replacement satellite.  There can be no assurance that any options to renew the QuetzSat-1 Transponder Agreement will be exercised or that we will exercise our option to receive service on a replacement satellite.

Satellite Capacity Leased to EchoStar. During 2009, we entered into a satellite capacity agreement pursuant to which EchoStar leases satellite capacity from us on EchoStar I. The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.  The lease generally terminates upon the earlier of: (i) the end of the life or the replacement of the satellite (unless EchoStar determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed in service, and the exercise of certain renewal options. EchoStar generally has the option to renew this lease on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised. We earned revenues of approximately $21.7 million from EchoStar under the EchoStar I agreement during 2011.

SlingService Services Agreement

Effective February 23, 2010, we entered into an agreement with EchoStar pursuant to which we will receive certain place-shifting services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 120 days notice to EchoStar.  We incurred expenses payable to EchoStar of approximately $0.7 million under the SlingService agreement during 2011.

Sprint Settlement Agreement

On November 3, 2011, we and Sprint Nextel Corporation (“Sprint”) entered into a mutual release and settlement agreement (the “Sprint Settlement Agreement”) pursuant to which all disputed issues relating to our acquisition of 100% of the equity of reorganized DBSD North America and substantially all of the assets of TerreStar were resolved between us and Sprint, including, but not limited to, issues relating to costs allegedly incurred by Sprint to relocate users from the spectrum now licensed to DBSD North America and TerreStar (the “Sprint Clearing Costs”).  EchoStar was a party to the Sprint Settlement Agreement solely for the purposes of executing a mutual release between it and Sprint relating to the Sprint Clearing Costs.  As of December 31, 2011, EchoStar is currently a holder of certain TerreStar debt instruments.  Pursuant to the terms of the Sprint Settlement Agreement, we made a net payment of approximately $114 million to Sprint.

Tax Sharing Agreement

In connection with the Spin-off, we entered into a tax sharing agreement with EchoStar which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by us, and we will indemnify EchoStar for such taxes.  However, we are not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, EchoStar is solely liable for, and will indemnify us for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.  No payments were made under the tax sharing agreement during 2011.

TiVo

On April 29, 2011, we and EchoStar entered into a settlement agreement with TiVo, Inc.  The settlement resolves all pending litigation between us and EchoStar, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH digital video recorders, or DVRs, which litigation is described in our periodic reports filed with the Securities and Exchange Commission including in our annual report on Form 10-K for the year ended December 31, 2010 under the caption “Item 3.  Legal Proceedings — TiVo Inc.”

Under the settlement agreement, all pending litigation has been dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us or EchoStar have been dissolved.  We and EchoStar are jointly responsible for making payments to TiVo in the aggregate amount of $500 million, including an initial payment of $300 million and the remaining $200 million in six equal annual installments between 2012 and 2017.  Pursuant to the terms and conditions of the agreements entered into in connection with the Spin-off of EchoStar from us, we made the initial payment to TiVo in May 2011, except for the contribution from EchoStar totaling approximately $10 million, representing an allocation of liability relating to EchoStar’s sales of DVR-enabled receivers to an international customer.  Future payments will be allocated between us and EchoStar based on historical sales of certain licensed products, with us being responsible for 95% of each annual payment.

We and EchoStar, on the one hand, and TiVo, on the other hand, have also agreed on mutual releases of certain related claims and agreed not to challenge each other’s DVR technology-related patents that are licensed under the settlement agreement.

Because both we and EchoStar were defendants in the TiVo lawsuit, we and EchoStar were jointly and severally liable to TiVo for any final damages and sanctions that could have been awarded by the District Court.  As previously disclosed, we determined that we were obligated under the agreements entered into in connection with the Spin-off to indemnify EchoStar for substantially all liability arising from this lawsuit.  EchoStar contributed an amount equal to its $5 million intellectual property liability limit under the receiver agreement.  We and EchoStar further agreed that EchoStar’s $5 million contribution would not exhaust EchoStar’s liability to us for other intellectual property claims that may arise under the receiver agreement.  We and EchoStar also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology.  Any amounts that EchoStar is responsible for under the settlement agreement with TiVo are in addition to the $5 million contribution previously made by EchoStar.

TT&C Agreement

In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we received TT&C services from EchoStar for a period ending on January 1, 2012 (the “Prior TT&C Agreement”).  The fees for services provided under the Prior TT&C Agreement were calculated at cost plus a fixed margin.  We were able to terminate the Prior TT&C Agreement for any reason upon 60 days notice. We incurred expenses payable to EchoStar of approximately $2.6 million under the Prior TT&C Agreement during 2011.

Effective January 1, 2012, we and EchoStar entered into a new TT&C agreement pursuant to which we will continue to receive TT&C services from EchoStar for a period ending on December 31, 2016 (the “2012 TT&C Agreement”).  The material terms of the 2012 TT&C Agreement are substantially the same as the material terms of the Prior TT&C Agreement, except that the fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee; or (ii) cost plus a fixed margin, which will depend on the nature of the services provided.

Other Agreements

In November 2009, Mr. Roger Lynch became employed by both us and EchoStar as Executive Vice President.  Mr. Lynch is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and EchoStar.  Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both EchoStar and us.

Related Party Transactions with NagraStar L.L.C.

Prior to the Spin-off, we owned 50% of NagraStar L.L.C. (“NagraStar”), which was contributed to EchoStar in connection with the Spin-off.  NagraStar is a joint venture between EchoStar and Nagra USA, Inc. that is our provider of encryption and related security systems intended to assure that only authorized customers have access to our programming.  During the year ended December 31, 2011, we purchased from NagraStar security access and other fees at an aggregate cost to us of $77.7 million.  As of December 31, 2011, amounts payable to NagraStar totaled $5.9 million.

Certain Related Party Transactions with Certain Members of Mr. Ergen’s Family

Retailer Agreements

During September 2010, we entered into our standard DISH Network Retailer Agreement with an entity that is wholly-owned by Mr. Chase Ergen, Mr. and Mrs. Ergen’s son.  This agreement authorizes a retailer to market, promote and solicit orders for DISH Network services, whereby the retailer may be eligible to receive certain incentives in consideration of its continuing efforts to: (i) market, promote and solicit orders for DISH Network services; and (ii) service DISH Network subscribers after their initial activation.  The incentives that Mr. Chase Ergen’s entity may be eligible to receive are the same as those provided to other new retailers under our standard DISH Network Retailer Agreement.

During September 2010, we also entered into our standard DISH Network Order Entry (OE) Retailer Agreement with the same entity that is wholly-owned by Mr. Chase Ergen.  This agreement authorizes a retailer to market, promote and solicit orders for DISH Network services using our proprietary web-based order entry tool and contemplates that we (or certain other parties) perform installation services for DISH Network subscribers.  Under this OE Retailer Agreement, the retailer may be eligible to receive certain incentives in consideration of its continuing efforts to: (i) market, promote and solicit orders for DISH Network services; and (ii) service DISH Network subscribers after their initial activation.  The incentives that Mr. Chase Ergen’s entity may be eligible to receive are the same at those provided to other new retailers under our standard DISH Network OE Retailer Agreement.

We had the right to terminate each of the agreements for convenience upon sixty days prior written notice.  During 2011, we paid approximately $66,000 under these agreements.  These agreements were terminated during the second quarter 2011.

Consulting Services Agreement

During February 2011, we also entered into a consulting services agreement for another entity that is 50% owned by Mr. Chase Ergen to provide certain internet marketing consulting services to us, such as search engine optimization and other online marketing tactics that we may employ from time to time in our sole discretion.  This agreement, under which we pay a consulting fee of $50,000 per month, could be terminated by us for convenience upon thirty days prior written notice.  During 2011, we paid approximately $100,000 under this agreement.  This agreement was terminated during the second quarter 2011.

Employment

During 2011, we employed Mrs. Ergen and paid her approximately $100,000.  During 2012, we expect to continue to employ Mrs. Ergen and certain of the Ergen children. While the amount paid during 2012 will depend on the time and services that will be provided, we expect to pay Mrs. Ergen approximately $100,000 and certain Ergen children approximately $25,000 in the aggregate during 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm for 2012.  KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011, and the Board has proposed that our shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Please see Proposal No. 2 below.

The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of DISH Network.

Fees Paid to KPMG LLP for 2011 and 2010

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2011 and December 31, 2010, and fees billed for other services rendered by KPMG LLP during those periods.  Certain amounts for 2010 have been reclassified to conform to the 2011 presentation.

	For the Years Ended December 31,
	2011	2010
Audit Fees (1)	$2,440,000	$1,665,000
Audit-Related Fees (2)	555,269	45,194
Total Audit and Audit-Related Fees	2,995,269	1,710,194
Tax Fees (3)	867,299	471,887
All Other Fees	—	—
Total Fees	$3,862,568	$2,182,081

(1)  Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting.

(2)  Consists of fees for audit of financial statements of certain employee benefit plans and fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

(3) Consists of fees for tax consultation and tax compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  100% of the fees paid by us to KPMG LLP for services rendered in 2011 and 2010 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist DISH Network’s Board of Directors in its oversight of DISH Network’s financial reporting process, as is more fully described in its charter. DISH Network’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  DISH Network’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of DISH Network, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by DISH Network’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.  We have also relied on representations of DISH Network’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with DISH Network’s management and independent registered public accounting firm do not assure that DISH Network’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of DISH Network’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that DISH Network’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with DISH Network’s management its audited financial statements for the fiscal year ended December 31, 2011. We also discussed these audited financial statements with DISH Network’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included the matters required to be discussed by PCAOB AU Section 380, “Communication with Audit Committees,” as currently in effect.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and DISH Network that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to DISH Network’s Board of Directors that its audited financial statements for fiscal 2011 be included in DISH Network’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The DISH Network Audit Committee

Tom A. Ortolf (Chairman)

Steven R. Goodbarn

Gary S. Howard

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of DISH Network.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

Charles W. Ergen, our Chairman, currently possesses approximately 90.4% of the total voting power.  Please see “Equity Security Ownership” above. Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2.  Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.dish.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to DISH Network Corporation, Attn:  Board of Directors, 9601 S. Meridian Blvd., Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2013 Annual Meeting.  Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2013 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 23, 2012.  In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2013 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to R. Stanton Dodge, Executive Vice President, General Counsel and Secretary, at DISH Network Corporation, 9601 S. Meridian Blvd., Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2012 Annual Meeting of Shareholders.  Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 2, 2013 and no later than February 1, 2013.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

By Order of the Board of Directors

R. STANTON DODGE

Executive Vice President, General Counsel and Secretary

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Ergen and R. Stanton Dodge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of DISH Network Corporation held of record by the undersigned on March 7, 2012, at the Annual Meeting of Shareholders to be held on May 2, 2012, or any adjournment thereof.

1.             ELECTION OF NINE DIRECTORS.

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all the nominees listed below

Joseph P. Clayton	James DeFranco	Cantey M. Ergen	Charles W. Ergen	Steven R. Goodbarn

Gary S. Howard	David K. Moskowitz	Tom A. Ortolf	Carl E. Vogel

(INSTRUCTION:  To withhold authority to vote for an individual nominee, cross out that nominee’s name above.)

2.                                      TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2012.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.                                      TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE NINE DIRECTORS SET FORTH ABOVE, AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2012. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated: , 2012

Signature

Signature if held jointly

Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE.  THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.